DATED AUGUST 9, 2006
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-124310
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, FLOATING RATE NOTES DUE 2009

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, Floating Rate Notes Due 2009
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-124310
Trade Date/Pricing Effective Time:	August 9, 2006
Settlement Date (Original Issue date):	August 11, 2006
Maturity Date:	August 11, 2009
Principal Amount:	$300,000,000
Price to Public (Issue Price):	100.00%
All-in-price:	99.850%
Net Proceeds to Issuer:	$299,550,000
Interest Rate Basis:	3 Month USD LIBOR
Spread (Plus or Minus):	+ 5 basis points (0.05%)
Interest Rate Calculation	USD LIBOR determined on Interest Determination Date plus the Spread
Interest Reset Periods and Dates	Quarterly on the 11th of each February, May, August and November of each year, subject to Modified Following Business Day convention
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 11th of each February, May, August and November of each year, commencing November 13, 2006, and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1000 with increments of $1000 thereafter
Bookrunners:	Barclays Capital (5%)
Merrill Lynch (47.5%)
Joint Lead	Banc of America Securities LLC (47.5%)
CUSIP:	14912L3D1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital at 888-227-2775, ext 2663, Merrill Lynch 866-500-5408, or Banc of America Securities LLC at 800-294-1322.